Exhibit 99.1
May 11, 2004

Press Release

SOURCE:  H&E Equipment Services L.L.C.

H&E Equipment Services Reports First Quarter 2004 Financial Results

BATON ROUGE, LA., May 11, 2004/news/ —H&E Equipment Services L.L.C. (H&E or the Company), today announced financial results for the first quarter ended March 31, 2004.

For the first quarter of this year, the Company reported total revenues of $111.9 million, an increase of $10.7 million, or 10.6%, compared to $101.2 million for the first quarter of 2003.  Income from operations for the first quarter was $0.8 million compared to last year’s $16.6 million loss from operations.  Excluding the $17.0 million loss from litigation (recorded in the first quarter of last year), the 2003 first quarter income from operations was $0.4 million. The net loss for the first quarter of this year was $9.1 million compared to a net loss of $26.3 million for the first quarter of last year.  Excluding the $17.0 million loss from litigation (recorded in the first quarter last year), the 2003 first quarter net loss was $9.3 million.

“We were pleased with the improvement in our operating performance and profitability this year compared to last year, in an economy that is recovering at a slower rate than we had anticipated.  New equipment, used equipment and parts sales all improved significantly.  Compared to this time last year, our branch managers, sales people and customers appear cautiously optimistic about the remainder of the year.  This is evidenced by our customers’ willingness to make capital expenditures for new and used equipment,” said John Engquist, President and Chief Executive Officer.

“We have seen a real emphasis on raising rental rates across the industry.   As we have reported in the past, we continued to experience higher rental rates in most of our product lines during the first quarter of this year compared to last year.  The improvement in rental rates was offset by the fact we have reduced our overall gross rental fleet, through the normal course of our business activities, by approximately $83 million over the last five quarters.  During the first quarter this year, we sold over $17 million of equipment from our rental fleet, exceeding our forecast and last year’s results.  With the short supply and high-cost of steel, our challenge now is getting new equipment.  The $1.4 million, or 3.8%, decline in equipment rentals revenue is attributable to having less rental fleet,” said Engquist.  “Because of the timing and availability of new equipment, our first quarter capital expenditures for rental fleet equipment were less than anticipated, although we have placed orders and expect to take delivery in the second quarter of this year.  We strive to manage our rental fleet relative to the current market demand.”

“We face new challenges every day.  We are pleased with our progress and will continue to focus on managing all aspects of our business and we continue to have strong liquidity,” concluded John Engquist.

Results of Operations

For the quarter ended March 31, 2004, equipment rentals revenue decreased $1.4 million, or 3.8%, to $35.6 million from $37.0 million for the same time period last year.  The decrease was attributable to having reduced the overall gross rental fleet, through the normal course of our business activities, by approximately $83 million over the last fifteen months.  New and used equipment sales increased $9.8 million, or 25.3%, to $48.6 million for first three months of 2004 compared to $38.8 million for same period in 2003.  Sales of rental fleet equipment accounted for $6.0 million of the quarter over quarter improvement.  New and used equipment sales increased across all product lines.  Parts sales and service revenues for the three months ended March 31, 2004, increased $1.7 million, or 8.2%, to $22.5 million from $20.8 million for the three months ended March 31, 2003.

For the three months ended March 31, 2004, total gross profit was $26.5 million, compared to $25.2 million for the three months ended March 31, 2003, an increase of $1.3 million, or 5.2%. First quarter total gross profit margin was 23.7% compared to 24.9% in the last year.  Despite higher revenues, gross profit margin declined due to the mix of the revenues.

For the first quarter of 2004, gross profit from equipment rentals decreased $1.2 million, or 10.8%, to $9.9 million from $11.1 million for the same time period last year and is a result of lower revenues, higher maintenance and repair costs and higher taxes on the rental fleet equipment, offset by lower depreciation expense.  Total rental fleet depreciation was $12.3 million this quarter compared to $13.8 million for the first quarter of last year and is a result of having a smaller rental fleet.  Maintenance and repair expense for the first three months of this year was $7.4 million compared to $7.0 million last year and is primarily a result of aging the rental fleet.  Gross profit from new and used equipment sales for the first quarter increased $1.5 million, or 26.8%, to $7.1 million from $5.6 million for the same period last year and is a result of increased revenues, as previously discussed.  Parts sales and service revenue gross profit for the three months ended March 31, 2004, was $9.2 million compared to $8.5 million for the same time period in 2003.  Parts sales gross profit increased $0.6 million (due to increased revenues) and service revenues gross profit increased $0.1 million.

Selling, general and administrative expenses increased $1.0 million, or 4.0%, to $25.7 million for the three months ended March 31, 2004, from $24.7 million for the three months ended March 31, 2003.  However, selling, general and administrative expenses, as a percent of total revenue, were 23.0% for the first quarter of this year compared to 24.4% for the first quarter of last year. Approximately $0.7 million of the increase relates to manager and sales commissions, incentives, benefits and other costs associated with increased revenues.  The Company recorded $0.3 million more in self-insurance expenses in the first quarter of 2004 than in the first quarter of 2003.

EBITDA for the three months ended March 31, 2004, decreased $1.4 million, or 9.2%, to $13.9 million from $15.3 million for the same period in 2003.

The Company’s management will hold its first quarter earnings conference call on May 12, 2004, at 11:00 AM Eastern Standard Time.  The conference call number is 1.800.282.9233 and the participant code is 6422.

About H&E Equipment Services L.L.C.

H&E Equipment Services L.L.C. is one of the largest integrated equipment rental, service and sales companies in the United States of America, with an integrated network of 40 facilities, most of which have full service capabilities, and a workforce that includes a highly-skilled group of service technicians and separate and distinct rental and equipment sales forces.  In addition to renting equipment, the Company also sells new and used equipment and provides extensive parts and service support.  This integrated model enables the Company to effectively manage key aspects of its rental fleet through reduced equipment acquisition costs, efficient maintenance and profitable disposition of rental equipment.  The Company generates a significant portion of its gross profit from parts sales and service revenues.  Refer to the Company’s Form 10-K as of December 31, 2003.

Forward-Looking Statements

Certain statements contained in this presentation are forward-looking in nature.  These statements can be identified by the use of forward-looking terminology such as “believe,” “expect,” “project,” “forecast,” “may,” “will,” “should,” “seek”, “on track,” “plan”, “intend” or “anticipate,” or the negative thereof or comparable terminology, or by discussions of strategy.  The Company’s business and operations are subject to a variety of risks and uncertainties and, consequently, actual results may materially differ from those projected by any forward-looking statements.  Factors that could cause actual results to differ from those projected include, but are not limited to, the following: (1) unfavorable economic and industry conditions can reduce demand and prices for the Company’s products and services, (2) governmental funding for highway and other construction projects may not reach expected levels, (3) the Company may not have access to the capital that it may require, and (4) intense competition.  The Company makes no commitment to revise or update any forward-looking statements in order to reflect events or circumstances after the date any such statement is made.

H&E EQUIPMENT SERVICES L.L.C.

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands)

	Three Months Ended March 31,
	2004	2003
Revenues:
Equipment rentals	$35,552	$37,028
New equipment sales	25,297	20,370
Used equipment sales	23,262	18,410
Parts sales	13,908	12,205
Service revenue	8,610	8,587
Other	5,311	4,622

Total revenues	111,940	101,222

Gross profit:
Equipment rentals	9,897	11,086
New equipment sales	2,423	1,791
Used equipment sales	4,698	3,812
Parts sales	3,936	3,276
Service revenue	5,328	5,234
Other	197	17

Total gross profit	26,479	25,216

Selling, general, and administrative expenses	25,702	24,746
Loss from litigation	—	17,000
Gain (loss) on sale of property and equipment	27	(27)

Income (loss) from operations	804	(16,557)

Interest expense	(9,887)	(9,813)
Other income, net	27	21

Net loss	$(9,056)	$(26,349)

H&E EQUIPMENT SERVICES L.L.C.

SELECTED UNAUDITED BALANCE SHEET DATA

(in thousands)

	March 31, 2004	December 31, 2003

Cash	$2,836	$3,891
Rental equipment, net	242,453	259,282
Total assets	387,431	401,954

Total debt (1)	289,174	290,979
Total liabilities	423,489	428,956
Member’s deficit	(36,058)	(27,002)
Total liabilities and member’s deficit	$387,431	$401,954

(1) Total debt consists of the aggregate amounts outstanding on the senior secured credit facility, senior secured notes, senior subordinated notes and capital lease obligations.

H&E EQUIPMENT SERVICES L.L.C.

RECONCILATION OF EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION

(in thousands)

	Three Months Ended March 31,
	2004	2003

Income (loss) from operations	$804	$(16,557)
Depreciation and amortization	13,168	14,811
Loss from litigation	—	17,000
Related party payment	(75)	—
Loss (gain) on sale of property and equipment	(27)	27

Earnings before interest, taxes, depreciation and amortization	$13,870	$15,281